Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (the “Registration Statement”) filed by StoneMor Partners L.P. on November 23, 2005, File No. 333-129916, of our independent auditors’ report dated December 13, 2005 relating to the combined financial statements for the years ended December 31, 2004, 2003 and 2002, respectively, and our interim review report dated January 5, 2006 relating to the combined financial statements for the period ended October 31, 2005 of the predecessor companies (the “Predecessor Companies”), formerly known as certain wholly-owned subsidiaries of Service Corporation International, appearing in Amendment No. 1 (“Amendment No. 1”) to the Current Report on Form 8-K of StoneMor Partners L.P. dated November 1, 2005.

The combined financial statements for the years ended December 31, 2004, 2003 and 2002, respectively, and the combined financial statements for the period ended October 31, 2005 (collectively, the “Combined Financial Statements”) of the Predecessor Companies, which are incorporated into the prospectus (the “Prospectus”), which is part of the Registration Statement, by reference from Amendment No. 1, have been audited or reviewed, as applicable, by us as stated in our reports dated December 13, 2005 and January 5, 2006 (collectively, the “Reports”), which are also incorporated by reference into the Prospectus; and the Combined Financial Statements are so incorporated by reference in reliance upon the Reports given upon our authority as experts in accounting and auditing.

/s/ Harper & Pearson Company, P.C.

Houston, Texas

January 12, 2006